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                                                                   EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated this the 30th day of December, 1999, among CARMIKE CINEMAS, INC., a Delaware corporation (the "Company"), and CARL L. PATRICK, 2701 Lynda Lane, Columbus, GA 31906 ("CLP"), sometimes hereinafter referred to collectively as the "Parties."

                             W I T N E S S E T H :

         WHEREAS, Carl L. Patrick will resign his position as an executive officer of the Company effective January 1, 2000; and

         WHEREAS, the Employment Agreement dated August 10, 1998 will terminate on January 1, 2000; and

         WHEREAS, CLP shall continue in has capacity as Chairman of the Board of Directors of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

         1. EMPLOYMENT: Company agrees to employ CLP as Chairman of the Board of Directors of Company for the period commencing on the date of this Agreement and ending at the expiration of three (3) years from said date, provided, however, that on December 31 of each year hereof, the term hereof shall be extended for one (1) year providing that neither the Company nor CLP shall have given written notice to the other during the thirty (30) days prior to such anniversary date of its or his wish not to so extend this Agreement.

         2. OFFICE, SECRETARY AND TRANSPORTATION: For and in consideration of the services to be performed by CLP, Company agrees that it shall furnish CLP use of the office and furnishings located on the south wing of the 5th floor of the Company's headquarters building at 1301 First Avenue, Columbus, Georgia 31901, a secretary, and a car and driver.

         3. COVENANT NOT TO COMPETE; TRADE SECRETS. (a) CLP agrees that he will during the period set forth herein, and for a period of two (2) years thereafter, not accept employment with, or participate, directly or indirectly, as owner, stockholder, director, officer, manager, consultant or agent, or otherwise use his special, unique or extraordinary skills or knowledge with respect to the Company's business in or with any business, firm, corporation, partnership, association, venture or other entity or person which is engaged in the business of ownership and management of motion picture theatres, except this shall not be construed to prohibit CLP from owning an insubstantial



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fraction of the securities of a corporation which is publicly traded on a securities exchange or over the counter. (b) Trade Secrets: CLP further agrees that he will not, at any time during the period described in (a) above, or thereafter, disclose to any party other than the Company any trade secrets or other Confidential Information, learned or obtained by him while he is a stockholder, officer or director of the Company. As used herein, the term "Confidential Information" means information disclosed to CLP or known by him as a consequence of or through his employment by the Company and not generally known in the industry to which the Company is engaged, and which in any way relates to the Company's products, processes, services, inventions (whether patentable or not), formulas, techniques or know how, including, but not limited to, information relating to research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling. In the event of a breach or threatened breach by CLP of the provisions of this
Section 6, the parties agree that the Company's remedies at law would be inadequate, and the Company shall be entitled to an injunction to enforce such provisions.

         4. ASSIGNMENT. The rights and obligations of CLP and the Company under this Employment Agreement shall inure to the benefit of the parties, and shall be binding upon the Company and upon the successors and assigns of the Company. CLP may not assign his rights or obligations hereunder.

         5. NOTICES. All notices and requests hereunder shall be in writing and shall be delivered in person, or by certified mail, return receipt requested, postage prepaid, to the Company with a copy to Michael W. Patrick, P. O. Box 391, Columbus, GA 31902-0391, and if to CLP, addressed to him at 2701 Lynda Lane, Columbus, GA 31906.

         Such notices and requests shall be deemed delivered on the date on which personally delivered, or if delivered by certified mail, return receipt requested, the date sent. Either party may change his or its address for receipt of notices and requests hereunder by notice duly given to the other party in accordance with the provisions of this Section.

         6. GOVERNING LAW. The laws of the State of Georgia shall govern all questions relative to the interpretation and construction of this Employment Agreement, and to the performance hereof.

         7. SEVERABILITY. In case any one or more of the provisions or part(s) of a provision contained in this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part(s) of a provision of this Employment Agreement, but this Employment Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part(s) of a provision had never been contained herein, and such provision or part(s) reformed so that it would be valid, legal and enforceable to the maximum extent permitted.



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         8. WAIVER. No waiver by either party of any default hereunder, or by the other shall in any way prejudice the waiving party with respect to any subsequent default hereunder (whether or not similar) by the other party.

         9. HEADINGS OF NO EFFECT. The headings and captions hereof have been inserted solely for convenience of reference, and shall in no way define, limit or describe any of the provisions of this Employment Agreement.

         10. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties, it may not be changed orally, but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         11. ARBITRATION. The exclusive procedure for resolution of any dispute under this Agreement shall be by arbitration in Atlanta, GA before one arbitrator, in accordance with the rules then existing of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The cost of arbitration, if any, shall be divided equally between the parties. Each party shall otherwise bear its or his own expense.

         12. This Employment Agreement supersedes any previous employment agreement, and same are null and void, and of no legal effect whatsoever.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.


                                   COMPANY:

                                   CARMIKE CINEMAS, INC.


                                   BY:
                                      -------------------------------------
                                      Authorized Signature


                                   CLP:
                                       ------------------------------------
                                               CARL L. PATRICK


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